FORM 8-K
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): February 1, 2006
KAISER ALUMINUM & CHEMICAL
CORPORATION
(Exact name of Registrant as Specified in its Charter)

Delaware (State of incorporation)	1-3605 (Commission File Number)	94-0928288 (I.R.S. Employer Identification Number)

27422 Portola Parkway, Suite 350 Foothill Ranch, California (Address of Principal Executive Offices)	92610-2831 (Zip Code)
(949) 614-1740
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Extension of Expiration Date for the Post Petition Credit Facility
As more fully discussed in the Form 10-Q for the quarterly period ended September 30, 2005 (the “September 2005 Form 10-Q), Kaiser Aluminum & Chemical Corporation (“KACC” or the “Company”) had begun discussions with the agent bank that represented the lenders to the post-petition credit facility (the “DIP Facility”) regarding a short-term extension to the DIP Facility, given its pending expiration on February 11, 2006. On February 1, 2006, the Company received approval from the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) for an amendment to the DIP Facility, the primary purpose of which was to extend the expiration date of the DIP Facility to May 11, 2006. In addition, the Court approved an extension of the cancellation date of the lenders’ commitment for exit financing upon the Company’s emergence from the Chapter 11 proceedings (the “Exit Financing”) to May 11, 2006. See Note 6 of Notes to Interim Consolidated Financial Statements in the September 2005 Form 10-Q for additional discussion regarding the DIP Facility and the Exit Financing. A copy of the amendment to the DIP Facility is attached hereto as Exhibit 4.1 and is incorporated by reference.
Extension of the Expiration Date for Contract with Edward F. Houff
On February 4, 2006, the Company and Edward F. Houff, its Chief Restructuring Officer entered into an Amended and Restated Non-Exclusive Consulting Agreement extending the term of Mr. Houff’s engagement through April 30, 2006, and securing Mr. Houff’s services as Chief Restructuring Officer through the earlier of KACC’s emergence from Chapter 11 and April 30, 2006. Pursuant to the Amended and Restated Non-Exclusive Consulting Agreement, Mr. Houff will continue to provide services to KACC in exchange for a monthly base fee, plus an additional hourly amount for each hour worked in excess of monthly thresholds, subject to monthly caps, all as more fully set forth in the agreement. In addition, the Company will reimburse Mr. Houff for reasonable and customary expenses incurred while providing consulting services to KACC. A copy of the Extension is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Item 1.03 Bankruptcy or Receivership
On February 6, 2006, the Bankruptcy Court overseeing the Chapter 11 cases of Kaiser Aluminum Corporation (“KAC”), KACC and 20 of KACC’s subsidiaries ( the “Remaining Debtors” and, together with KAC and KACC, the “Debtors”) entered an order confirming the Debtors’ amended plan of reorganization (as modified, the “Kaiser Aluminum Amended Plan”) that provides for the reorganization of KAC, KACC and the Remaining Debtors primarily as a fabricated aluminum products company. Among other things, as more fully discussed below, before the Kaiser Aluminum Amended Plan can become effective the United States District Court (the “District Court”) must affirm the Bankruptcy Court’s confirmation of the Kaiser Aluminum Amended Plan.
Summary of the Material Features of the Kaiser Aluminum Amended Plan
In summary, the Kaiser Aluminum Amended Plan provides for the following principal elements:
     (a) All of the equity interests of existing stockholders of the Company would be cancelled without consideration.
     (b) All post-petition and secured claims would either be assumed by the emerging entity or paid at emergence.
     (c) Pursuant to agreements reached with salaried and hourly retirees in early 2004, in consideration for the agreed cancellation of the retiree medical plan, the Company has been making certain fixed monthly payments into Voluntary Employee Beneficiary Associations (“VEBAs”) through emergence and has agreed thereafter to make certain variable annual VEBA contributions depending on the emerging entity’s operating results and financial liquidity. In addition, upon emergence the VEBAs would receive a contribution of 66.9% of the new common stock of the emerged entity (the “New Common Stock”). See Note 8 of Notes to the September 2005 Form 10-Q for additional information regarding the VEBA obligation.
     (d) The Pension Benefit Guaranty Corporation (“PBGC”) would receive a cash payment of $2.5 million and 10.8% of the New Common Stock in respect of its claims against Kaiser Aluminum & Chemical of Canada Ltd (“KACOCL”). In addition, as described in (f) below, the PBGC would receive shares of New Common Stock based on its direct claims against the Remaining Debtors (other than KACOCL) and its participation, indirectly through the separate liquidating plan of reorganization of Kaiser Alumina Australia Corporation (“KAAC”) and Kaiser Finance Corporation (“KFC”), in claims of KFC against the Company, which the Company currently estimates would result in the PBGC receiving an additional 5.4% of the New Common Stock (bringing the PBGC’s total ownership percentage to approximately 16.2%). The $2.5 million cash payment discussed above is in addition to the cash amounts the Company has agreed to pay to the PBGC at or before emergence (see Note 8 of Notes to the September 2005 Form 10-Q) and that the PBGC has received and will receive from the liquidating plans of KAAC/KFC and of Alpart Jamaica Inc. and Kaiser Jamaica Corporation (the “Liquidating Plans”). Additional information regarding the Liquidating Plans can be found in the Company’s Current Report on Form 8-K dated as of December 19, 2005, and the September 2005 Form 10-Q.
     (e) Pursuant to an agreement reached in early 2005, all pending and future asbestos-related personal injury claims, all pending and future silica and coal tar pitch volatiles personal injury claims and all hearing loss claims would be resolved through the formation of one or more trusts to which all such claims would be directed by channeling injunctions that would permanently remove all liability for such claims from the Debtors. The trusts would be funded pursuant to statutory requirements and agreements with representatives of the affected parties, using (i) the Debtors’ insurance assets, (ii) $13.0 million in cash from the Company, (iii) 100% of the equity in a subsidiary of the Company whose sole asset will be a piece of real property that produces modest rental income, and (iv) the New Common Stock to be issued as per (f) below in respect of approximately $830.0 million of intercompany claims of KFC against the Company that are to be assigned to the trust, which the Company currently estimates will result in the trusts receiving approximately 6.4% of the New Common Stock.

     (f) Other pre-petition general unsecured claims against the Remaining Debtors (other than KACOCL) are to receive approximately 22.3% of the New Common Stock in the proportion that their allowed claim bears to the total amount of allowed claims. Claims that are expected to be within this group include (i) any claims of the holders of the Company’s 9 7/8 % and 10 7/8 % Senior Notes (the “Senior Notes”), holders of the Company’s 12 3/4 % Senior Subordinated Notes (the “Sub Notes”) and the PBGC (other than the PBGC’s claim against KACOCL described in (d) above), (ii) the approximate $830.0 million of intercompany claims that will be assigned to the personal injury trust(s) referred to in (e) above, and (iii) all unsecured trade and other general unsecured claims, including approximately $276.0 million of intercompany claims of KFC against KACC. However, holders of general unsecured claims not exceeding a specified small amount will receive a cash payment equal to approximately 2.9% of their agreed claim value in lieu of New Common Stock. In accordance with the contractual subordination provisions of the indenture governing the Sub Notes and terms of the settlement between the holders of the Senior Notes and the holders of the State of Louisiana Solid Waste Revenue Bonds (the “Revenue Bonds”), the New Common Stock or cash that would otherwise be distributed to the holders of the Sub Notes in respect of their claims against the Debtors would instead be distributed to holders of the Senior Notes and the Revenue Bonds on a pro rata basis based on their relative allowed amounts of their claims.
No assurance can be given that the Bankruptcy Court’s confirmation of the Kaiser Aluminum Amended Plan will ultimately be affirmed by the United States District Court, that the conditions precedent to effectiveness of the Kaiser Aluminum Amended Plan will be satisfied or waived, or that the transactions contemplated by the Kaiser Aluminum Amended Plan will ultimately be consummated. However, assuming there are no unexpected delays in the affirmation of the Kaiser Aluminum Amended Plan, it is possible that the Company could emerge from Chapter 11 during the first quarter of 2006.
A copy of the press release announcing the Bankruptcy Court’s confirmation of the Kaiser Aluminum Amended Plan is attached hereto as Exhibit 99.1 and is incorporated herein by reference. In addition, the Kaiser Aluminum Amended Plan is attached hereto as Exhibit 2.1, the modification of the Kaiser Aluminum Amended Plan approved by the Bankruptcy Court on November 14, 2005 is attached hereto as Exhibit 2.2, the second modification of the Kaiser Aluminum Amended Plan, dated November 22, 2005, is attached hereto as Exhibit 2.3, the third modification of the Kaiser Aluminum Amended Plan, dated December 16, 2005, is attached hereto as Exhibit 2.4 and the Bankruptcy Court’s confirmation order is attached hereto as Exhibit 2.5, and each such exhibit is incorporated herein by reference.
Conditions Precedent to the Effectiveness of the Kaiser Aluminum Amended Plan
Before the Kaiser Aluminum Amended Plan can become effective, the following conditions, among others, must be satisfied (or waived):
•	The confirmation order must have become a final order of the Bankruptcy Court;

•	The documents effectuating the exit financing facility must have been executed and delivered by the parties thereto (see Note 6 of Notes to the September 2005 Form 10-Q);

•	The shares of the New Common Stock to be issued pursuant to the Kaiser Aluminum Amended Plan must have been registered under the Securities Exchange Act of 1934;

•	The New Common Stock must have been designated as NASDAQ National Market or NASDAQ SmallCap Market securities by The Nasdaq Stock Market, Inc. or authorized for listing on or accepted for quotation through a national securities exchange;

•	The Bankruptcy Court and/or the District Court, as required, must have entered an order or orders permanently and forever staying any actions with respect to any personal injury claim related to asbestos, coal tar pitch volatiles, noise induced hearing loss, or silica (together, the “PI Channeling Injunctions”) and the PI Channeling Injunctions must be in full force and effect;

•	The trust agreements for the trusts to be established to assume responsibility for personal injury claims related to asbestos, coal tar pitch volatiles, noise induced hearing loss and silica must have been executed by the parties thereto; and

•	The bankruptcy proceedings in Canada must have been dismissed or terminated.
The conditions to the effective date may be waived in whole or part by the Debtors at any time and without an order of the Bankruptcy Court with the consent of the creditors’ committee, the committee of asbestos claimants, the committee of the retired salaried employees of the Debtors (the “Retiree’s Committee”), the legal representative of future asbestos-related claimants (the “Asbestos Futures Representative”) and the legal representative of future silica-related and coal tar pitch volatiles-related claimants (the “Silica/CTPV Futures Representative”). In the event the Retirees’ Committee fails to consent and all other such consents have been given, a condition may be waived pursuant to an order of the Bankruptcy Court.

As indicated above, no assurances can be given as to whether or when these and the other conditions precedent to the effectiveness of the Kaiser Aluminum Amended Plan will be satisfied or waived.
Shares of New Common Stock to be Issued Pursuant to the Kaiser Aluminum Amended Plan
Under the Kaiser Aluminum Amended Plan, an aggregate of 20,000,000 shares of New Common Stock would be issued on the effective date thereof. In addition to the 20,000,000 shares of New Common Stock to be issued pursuant to the Plan and outstanding as of the Effective Date, 2,222,222 shares of New Common Stock will be available for issuance pursuant to the equity incentive plan. Further, the Kaiser Aluminum Amended Plan contemplates that additional shares of New Common Stock could be issued in the future to satisfy certain environmental liabilities that have not yet been identified and liquidated. Additional information regarding the issuance of shares of New Common Stock on the effective date is contained in the Disclosure Statement pursuant to Section 1125 of the bankruptcy code for the Kaiser Aluminum Amended Plan.
Assets and Liabilities of the Consolidated Debtors
The Company’s external reporting and quality control and assurance processes and procedures are primarily focused on quarterly financial information filed pursuant to its quarterly reporting requirements. Additionally information regarding the impact of the Kaiser Aluminum Amended Plan on the Debtors’ consolidated financial statements must be considered in understanding the Debtors’ financial information.
The unaudited consolidated balance sheet as of September 30, 2005, included in Item 1. Financial Statements in the September 2005 Form 10-Q reflects total assets of $2,197.8 million and total liabilities of $4,202.3 million (including liabilities subject to compromise of $3,949.8 million). Those consolidated financial statements were prepared in accordance with American Institute of Certified Professional Accountants (“AICPA”) Statement of Position 90-7 (“SOP 90-7”), Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, and on a going concern basis, which contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business. However, as a result of the Debtors’ Chapter 11 proceedings and, more specifically, the Kaiser Aluminum Amended Plan, the valuation of assets and liabilities are subject to a significant number of uncertainties.
Upon emergence from the Chapter 11 proceedings, the Company expects to apply “fresh start” accounting to its consolidated financial statements as required by SOP 90-7. Fresh start accounting is required as: (1) a debtor’s liabilities have been determined to be in excess of its assets and (2) there will be a greater than 50% change in the equity ownership of the entity. As such, upon emergence, the Company will restate its balance sheet to equal the reorganization value as determined in its plan(s) of reorganization and approved by the Court. Additionally, items such as accumulated depreciation, accumulated deficit and accumulated other comprehensive income (loss) will be reset to zero. The Company will allocate the reorganization value to its individual assets and liabilities based on their estimated fair value at the emergence date. Typically such items as current liabilities, accounts receivable, and cash will be reflected at values similar to those reported prior to emergence. Items such as inventory, property, plant and equipment, long-term assets and long-term liabilities are more likely to be significantly adjusted from amounts previously reported. Because fresh start accounting will be adopted at emergence and because of the significance of liabilities subject to compromise (that will be relieved upon emergence), comparisons between the current historical financial statements and the financial statements upon emergence may be difficult to make.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors: Appointment of Principal Officers.
Pursuant to the Kaiser Aluminum Amended Plan, at the effective date all of the existing members of the Company’s board of directors other than Jack Hockema will cease to be a director of the Company and Carl Frankel, Teresa Hopp, Bill Murdy, Al Osborne, Georganne Proctor, Jack Quinn, Tom Van Leeuwen and Brett Wilcox will become directors of the Company. Jack Hockema, the president and Chief Executive Officer of the Company, will serve as chairman of the board of directors. A copy of the press release announcing the individuals who will serve as the board of directors of the Company upon the effectiveness of the Kaiser Aluminum Amended Plan, which contains biographical information regarding each of the individuals, is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

As contemplated by the Kaiser Aluminum Amended Plan, Messrs. Frankel, Quinn and Wilcox were designated by the United Steelworkers and Mmes. Hopp and Proctor and Messrs. Murdy and Van Leeuwen were selected by a committee comprised of two individuals designated by the Debtors, two individuals designated by the creditors’ committee and one individual designated jointly by the committee of asbestos claimants, the Asbestos Futures Representative and the Silica/CTPV Futures Representative. The United Steelworkers had also designated George Becker to serve as a director of the Company; however, since such designation, Mr. Becker has informed the United Steelworkers and the Company that for reasons of personal health he would like to be replaced. The replacement will be made with an individual to be designated by the United Steelworkers. Mr. Becker has confirmed his commitment to serve on the board of directors until a replacement is identified.
Preliminary committee assignments, subject to approval of the board of directors upon emergence are expected to be as follows:
Audit Committee: Mmes. Hopp and Proctor and Messrs. Osborne Van Leeuwen, and Wilcox
Compensation Committee: Messrs. Murdy and Quinn and Ms. Proctor
Executive Committee: Messrs. Hockema, Becker and Wilcox and Ms. Hopp
Nominating and Corporate Governance Committee: Messrs. Osborne, Frankel, Murdy, Quinn and Van
Leeuwen
Item 8.01 Other Events
As previously disclosed, on December 20, 2005, the “Bankruptcy Court overseeing the Company’s Chapter 11 case confirmed the previously filed plans (the Liquidating Plans”) that would liquidate four commodity subsidiaries (Alpart Jamaica Inc. and Kaiser Jamaica Inc., Kaiser Alumina Australia Corporation and Kaiser Finance Corporation; together the “Liquidating Subsidiaries”). The Bankruptcy Court’s December 20, 2005 ruling did not resolve a dispute between the holders of the Company’s Senior Notes and the holders of the Company’s Senior Subordinated Notes (more fully described in the September 2005 Form 10-Q) regarding their respective entitlement to certain of the proceeds from sale of interests by the Liquidating Subsidiaries (the “Senior Note-Subordinated Note Dispute”). Pursuant to the Bankruptcy Court’s order, the Liquidating Subsidiaries were authorized to transfer their assets to a trustee as contemplated by the Liquidating Plans and the trustee was, in turn, authorized to make partial cash distributions to certain creditors of the Liquidating Subsidiaries, while reserving sufficient amounts for future distributions until the Bankruptcy Court resolved the Senior Note-Subordinated Note Dispute and for the payment of administrative and priority claims and trust expenses. Additional information regarding the reserves to be established by the trustee and partial distributions to be made by the trustee are contained in the Company’s Current Report on Form 8-K dated as of December 19, 2005.
In late December 2005, all restricted cash or other assets held on behalf of or the Liquidating Subsidiaries were transferred to a trustee in accordance with the terms of the Liquidating Plans and, in connection with the effectiveness of the Liquidating Plans, the Liquidating Subsidiaries were deemed to be dissolved and took the actions necessary to dissolve and terminate their corporate existence.
On December 22, 2005, the Bankruptcy Court issued a decision in connection with the Senior Note-Subordinated Note Dispute, finding in favor of the Senior Notes and consistent with the Company’s previously stated views on the issues. On January 10, 2006, the Bankruptcy Court held a hearing in respect to a request by the indenture trustee for the Subordinated Notes to stay distribution of the amounts reserved under the Liquidating Plans in respect of the Senior Note-Subordinated Note Dispute pending appeals in respect of the Bankruptcy Court’s decision that the Company’s Subordinated Notes were contractually subordinate to the Company’s Senior Notes in regard to certain subsidiary guarantors (particularly the Liquidating Subsidiaries)

and that certain parties were due certain reimbursements. An agreement was reached at the hearing, subject to court approval and an order to be issued, that would authorize the trustee to distribute the amounts reserved to the indenture trustees for the Senior Notes and further authorize the indenture trustees to make distributions to holders of the Senior Notes while such appeals proceed, in each case subject to the terms and conditions stated in the order.
The above matters concerning the Liquidating Subsidiaries do not in any way affect the Company’s plan of reorganization, which is discussed in 1.03 above.
Item 9.01 Financial Statements and Exhibits
     (c) Exhibits

2.1 Second Amended Joint Plan of Reorganization for KAC, the Company and the Remaining Debtors (incorporated by reference to Exhibit 99.2 to Current Report on Form 8-K, dated as of September 8, 2005, filed by KAC, File No 1-9447)

*	2.2 Modifications to Second Amended Joint Plan of Reorganization of Kaiser Aluminum Corporation, Kaiser Aluminum & Chemical Corporation and Certain of Their Debtor Affiliates Pursuant to Stipulation and Agreed Order Between Insurers, Debtors, Committee, and Futures Representatives

*	2.3 Modification to the Second Amended Joint Plan of Reorganization of Kaiser Aluminum Corporation, Kaiser Aluminum & Chemical Corporation and Certain of Their Debtor Affiliates, dated November 22, 2005

*	2.4 Third Modification to the Second Amended Joint Plan of Reorganization of Kaiser Aluminum Corporation, Kaiser Aluminum & Chemical Corporation and Certain of Their Debtor Affiliates, dated December 16, 2005

*	2.5 Order Confirming the Second Amended Joint Plan of Reorganization of Kaiser Aluminum Corporation, Kaiser Aluminum & Chemical Corporation and Certain of Their Debtor Affiliates, as Modified

*	4.1 First Amendment to Secured Super-Priority Debtor-In-Possession Revolving Credit and Guaranty Agreement

*	10.1 Amended and Restated Non-Exclusive Consulting Agreement between Kaiser Aluminum & Chemical Corporation and Edward F. Houff

*	99.1 Press Release dated February 6, 2006

*	99.2 Press Release dated November 4, 2005

*	Included with this filing.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KAISER ALUMINUM & CHEMICAL CORPORATION (Registrant)
	By:	/s/ Daniel D. Maddox
Dated: February 7, 2006		Daniel D. Maddox
Vice President and Controller

EXHIBIT INDEX

Exhibit 2.1	Second Amended Joint Plan of Reorganization for KAC, the Company and the Remaining Debtors (incorporated by reference to Exhibit 99.2 to Current Report on Form 8-K, dated as of September 8, 2005, filed by KAC, File No 1-9447)

Exhibit 2.2	Modifications to Second Amended Joint Plan of Reorganization of Kaiser Aluminum Corporation, Kaiser Aluminum & Chemical Corporation and Certain of Their Debtor Affiliates Pursuant to Stipulation and Agreed Order Between Insurers, Debtors, Committee, and Futures Representatives *

Exhibit 2.3	Modification to the Second Amended Joint Plan of Reorganization of Kaiser Aluminum Corporation, Kaiser Aluminum & Chemical Corporation and Certain of Their Debtor Affiliates, dated November 22, 2005 *

Exhibit 2.4	Third Modification to the Second Amended Joint Plan of Reorganization of Kaiser Aluminum Corporation, Kaiser Aluminum & Chemical Corporation and Certain of Their Debtor Affiliates, dated December 16, 2005 *

Exhibit 2.5	Order Confirming the Second Amended Joint Plan of Reorganization of Kaiser Aluminum Corporation, Kaiser Aluminum & Chemical Corporation and Certain of Their Debtor Affiliates, as Modified *

Exhibit 4.1	First Amendment to Secured Super-Priority Debtor-In-Possession Revolving Credit and Guaranty Agreement *

Exhibit 10.1	Amended and Restated Non-Exclusive Consulting Agreement between Kaiser Aluminum & Chemical Corporation and Edward F. Houff *

Exhibit 99.1	Press Release dated February 6, 2006*

Exhibit 99.2	Press Release dated November 4, 2005*

*	Included with this filing.